Exhibit 99.1

MBIA Comments on Moody's Downgrade of MBIA's Insurance Financial Strength Rating to Baa1

ARMONK, N.Y.--(BUSINESS WIRE)--November 7, 2008--MBIA Inc. (NYSE: MBI) issued the following statement in response to the decision today by Moody's Investors Service to downgrade MBIA Insurance Corporation’s insurance financial strength rating from A2 to Baa1 with a developing outlook.

“We disagree with Moody’s approach to capital modeling for mortgage-related losses, particularly its ‘stress on stress’ methodology. Nonetheless, the downgrade has very little direct impact on MBIA,” said Jay Brown, MBIA Chief Executive Officer. “Our policyholders and debt holders can rest assured that we will meet our obligations to them on time and in full and that we are doing everything we can to ensure that MBIA weathers the current financial crisis. In addition, as a result of the portfolio rebalancing that we began in the second quarter, we have sufficient liquidity to meet all termination payments due on our Guaranteed Investment Contracts as a result of the downgrade.

“MBIA will continue to be a leader in our industry, and I fully expect that the market will value our product more than ever and appreciate the strength of the promise that stands behind it,” Mr. Brown concluded.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Its principal operating subsidiary, MBIA Insurance Corporation, is rated Baa1 by Moody's Investors Service with a developing outlook and AA by Standard & Poor's Ratings Services with a negative outlook. Please visit MBIA's Web site at www.mbia.com.

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